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                                                                     Exhibit 3.7


RESOLVED, that Section 3.01 of the By-laws of Respironics, Inc. be, and the same hereby is, amended to read as follows (underlining included solely to identify changes):

Section 3.01. Officers. The officers of the Corporation shall be the President, one or more Vice Presidents, a Secretary and a Treasurer, and may include a Chairman of the Board as the Board of Directors may from time to time determine, all of whom shall be elected by the Board of Directors or, to the extent
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hereinafter provided, appointed by the President. Except for officers who would
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be deemed to be "Executive Officers" under applicable SEC rules and officers who
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have been appointed to or would become members of the Strategy Council, the
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President may appoint officers of the Corporation from time to time, notifying
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members of the Board of all such appointments not later than the next succeeding
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regular Board meeting. Any action taken by the President to appoint officers may
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be superseded by subsequent action of the Board of Directors. Any two or more
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offices may be held by the same person. Each officer shall hold office until the next succeeding annual meeting of the Board of Director and thereafter until his successor is duly elected or appointed and qualified, or until his earlier
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death, resignation or removal.